Presidents Plaza, Building One,
196 Van Buren Street, Suite 300,
Herndon, VA 20170

Contacts:	Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777 InvestorRelations@rcn.net
RCN Announces Successful Completion of Recapitalization,
Declares Special Cash Dividend and Authorizes Common Stock Repurchase Program
- Closes New $595 Million Senior Secured Credit Facility -
- Receives Tenders for All Outstanding 7.375% Convertible Second-Lien Notes -
- Declares $350 Million Special Dividend, or $9.33 per share of Common Stock -
- Authorizes $25 Million Open Market Repurchase Program -
Herndon, VA, May 25, 2007 – RCN Corporation (NASDAQ: RCNI), a leading competitive provider of video, data, and voice services to residential and business customers, today announced the successful completion of its previously announced recapitalization initiative, which includes a new $595 million senior secured credit facility, consisting of a $520 million term loan and a $75 million revolving line of credit. The new facility, along with cash on hand, will be used to fund:
•	Approximately $75 million to repay RCN’s existing first-lien term loan

•	Approximately $145 million to pay the cash portion of the consideration to holders who tendered their Second-Lien Convertible Notes

•	Approximately $350 million to pay a special dividend of $9.33 per share of RCN common stock

•	Up to $25 million of repurchases of RCN common stock pursuant to an open market repurchase program authorized by RCN’s Board of Directors
James F. Mooney, Chairman of RCN’s Board of Directors, stated, “Today’s announcement regarding the completion of our initiative to return capital to stockholders demonstrates our commitment to driving both short- and long-term stockholder value. The combined $375 million return of capital represents a significant near-term benefit to stockholders, while maintaining our flexibility to pursue additional organic and strategic growth opportunities to drive longer-term value. We are very pleased with the outcome of this initiative, and appreciate the support we received from our lenders and other investors in making this happen.”
The new senior secured credit facility provides for (i) a $520 million term loan, which matures in May 2014, requires minimum quarterly principal payments of approximately $1.3 million, and accrues interest at an annual rate of LIBOR plus 225 basis points, and (ii) a $75 million revolving credit facility, which matures in May 2013. The new senior secured credit facility is secured by liens on substantially all of the assets of RCN and its subsidiaries.

RCN also announced today that $125 million principal amount of its 7.375% Convertible Second-Lien Notes due 2012, representing all of the total outstanding principal amount of the Second-Lien Notes, has been tendered and accepted for purchase pursuant to RCN’s tender offer and consent solicitation, which expired at 9:15 a.m. on May 25, 2007. Under the terms of RCN’s tender offer and consent solicitation, all holders of Second-Lien Notes will receive, for each $1,000 of principal amount of Second-Lien Notes so tendered, $1,133 in cash, an additional amount in cash equal to the accrued unpaid interest on the Second-Lien Notes to, but excluding, the date on which such notes are purchased, and 42.63 warrants to purchase one share of RCN common stock at an exercise price of $25.16 (subject to adjustment, including for the special dividend described below). The Second-Lien Notes were issued pursuant to the Second-Lien Indenture dated as of December 21, 2004, as amended by the First Supplemental Indenture, dated as of May 30, 2006. Specific terms and conditions of RCN’s tender offer and consent solicitation are included in RCN’s Offer to Purchase and Consent Solicitation Statement, dated April 27, 2007, which was filed with the Securities and Exchange Commission on April 27, 2007.
Pursuant to its previously announced initiative, RCN’s Board of Directors has approved a return of capital of up to $375 million, including a $350 million special cash dividend, or $9.33 per share on all issued and outstanding RCN common stock, as well as an authorization to purchase up to $25 million of common stock in the open market. The special cash dividend will be paid on June 11, 2007 to holders of record of RCN’s common stock as of June 4, 2007. The ex-dividend date for this special dividend is June 12, 2007. The timing and amount of any open market repurchases will be determined by the Company’s management based on its evaluation of market conditions, then prevailing share prices and other factors, and shall be conducted in accordance with procedural safe harbors established by Securities and Exchange Commission regulations. The open market repurchase program may be suspended or discontinued at any time.
About RCN
RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity data and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., and Chicago metropolitan markets. (RCNI-G)
Forward Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosed in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-

looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.
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